Exhibit 15.1

Acknowledgment of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Phillips-Van Heusen Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-______) of Phillips-Van Heusen Corporation of our reports dated June 4, 2008, September 9, 2008 and December 10, 2008 relating to the unaudited condensed consolidated interim financial statements of Phillips-Van Heusen Corporation that are included in its Forms 10-Q for the quarters ended May 4, 2008, August 3, 2008 and November 2, 2008.

New York, NY

March 31, 2009

/s/ Ernst & Young